Exhibit 99.8

Spero Therapeutics Announces Commencement of Rights Offering

CAMBRIDGE, Mass., February 11, 2020 (GLOBE NEWSWIRE) — Spero Therapeutics, Inc. (Nasdaq: SPRO), a multi-asset clinical-stage biopharmaceutical company focused on identifying, developing and commercializing treatments in high unmet need areas involving multi-drug resistant bacterial infections and rare diseases, today commenced its previously announced rights offering to raise gross proceeds of $30.0 million (the “Rights Offering”). Under the terms of the Rights Offering, holders of record of Spero’s common stock (“Common Stock”), Series A convertible preferred stock (“Series A Preferred”) and Series B convertible preferred stock (“Series B Preferred”) as of 5:00 p.m., New York time, on February 10, 2020 (the “Record Date”) will receive non-transferable subscription rights entitling them to purchase up to an aggregate of 3,333,333 shares of Common Stock at a subscription price equal to $9.00 per share in proportion to their respective pro rata ownership of Common Stock outstanding (assuming the conversion of all outstanding Series A Preferred and Series B Preferred into shares of Common Stock), or, under certain circumstances, shares of non-voting Series C convertible preferred stock (“Series C Preferred”) in lieu of Common Stock (collectively, the “Offered Shares”), as more fully described in the prospectus supplement, dated February 11, 2020, relating to the Rights Offering. The subscription rights may be exercised any time during the subscription period of February 11, 2020 through 5:00 p.m., New York time, on March 2, 2020.

The Rights Offering will be fully backstopped by certain affiliates of BVF Partners L.P. (“BVF”), which have agreed to purchase, at a minimum, their respective as-converted pro rata share of the Offered Shares, plus an additional amount of Common Stock or Series C Preferred that are not subscribed for by other purchasers in the Rights Offering, for a total of up to $30.0 million. Spero expects to use the proceeds from the Rights Offering to fund the advancement of tebipenem HBr, and the initiation of a Phase 2a clinical trial of SPR720 and the remainder for working capital and other general corporate purposes.

Spero reserves the right to extend or cancel the Rights Offering at any time prior to the closing of the sale of the Offered Shares in the Rights Offering. Spero has engaged Alliance Advisors LLC to act as information agent with respect to the Rights Offering. For questions regarding the Rights Offering, or to obtain copies of the Rights Offering prospectus supplement and any related materials, please contact Alliance Advisors LLC at reorg@allianceadvisorsllc.com or by telephone at 800-574-6215.

Spero has filed a shelf registration statement (including a prospectus supplement) with the Securities and Exchange Commission (the “SEC”) (File No. 228661). Before you invest, you should read the prospectus supplement and other documents Spero has filed with the SEC for more complete information about Spero and the Rights Offering. This press release is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

About Spero

Spero Therapeutics, Inc. is a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments for multidrug-resistant (MDR) bacterial infections and rare diseases.

Spero’s lead product candidate, tebipenem HBr (tebipenem pivoxil hydrobromide; formerly SPR994), is designed to be the first oral carbapenem-class antibiotic for use in adults to treat MDR Gram-negative infections.

Spero is also advancing SPR720, its novel oral therapy product candidate designed for the treatment of rare, orphan disease caused by pulmonary non-tuberculous mycobacterial (NTM) infections.

Spero also has a platform technology known as its Potentiator Platform that it believes will enable it to develop drugs that will expand the spectrum and potency of existing antibiotics, including formerly inactive antibiotics, against Gram-negative bacteria. Spero’s potentiator product candidate, SPR206, is designed to treat MDR Gram-negative infections in the hospital setting.

For more information, visit https://sperotherapeutics.com.

Forward Looking Statement

Investors are cautioned that statements in this press release regarding the intention, completion and timing relating to the rights offering, the intended use of proceeds from the rights offering and Spero’s future development plans for its product candidates and the timing and costs thereof constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the rights offering and the uncertainties inherent in the research and clinical development process. Additional information on risks facing Spero can be found under the heading “Risk Factors” in Spero’s periodic reports, including its annual report on Form 10-K and quarterly reports on Form 10-Q, and in the preliminary prospectus relating to the offering filed with the SEC, each available on the SEC’s web site at www.sec.gov. Spero expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Spero Investor and Media Contact:

Sharon Klahre

Senior Director, Investor Relations

857-242-1547

IR@sperotherapeutics.com